Exhibit 99.1

Delek Logistics Partners, LP Reports Third Quarter 2022 Results
•Reported third quarter net income attributable to all partners of $44.7 million
•Record EBITDA of $89.0 million including approximately $4.2 million of adverse acquisition related expenses
•Third quarter adjusted distributable cash flow coverage ratio of 1.62x; Total leverage ratio is 4.35x
•Achieved target to double Delek Permian Gathering volumes from 4Q21 to 3Q22 exit rate
•Amended credit agreement increases liquidity and improves debt maturity profile
•Delivered 39 consecutive quarters of distribution growth with recent increase to $0.99/unit; reflects 4.2% increase y/y

BRENTWOOD, Tenn., November 7, 2022 -- Delek Logistics Partners, LP (NYSE: DKL) ("Delek Logistics") today announced its financial results for the third quarter 2022, with reported net income attributable to all partners of $44.7 million, or $1.03 per diluted common limited partner unit. This compares to net income attributable to all partners of $43.6 million, or $1.00 per diluted common limited partner unit, in the third quarter 2021. Net cash from operating activities was $164.4 million in the third quarter 2022 compared to $74.8 million in the third quarter 2021. Distributable cash flow, as adjusted(1) was $69.9 million in the third quarter 2022, compared to $55.5 million in the third quarter 2021.
For the third quarter 2022, earnings before interest, taxes, depreciation and amortization ("EBITDA") was $89.0 million (including $4.2 million of adverse transaction costs associated with 3 Bear Delaware - NM, LLC) compared to $69.9 million in the third quarter 2021.
Avigal Soreq, President of Delek Logistics' general partner, stated, "The integration of the 3 Bear asset acquisition is beginning to contribute to companywide performance. These assets provide diversification and additional growth opportunities within the portfolio. The legacy Delek Permian Gathering system delivered on our previous guidance to double volumes from the fourth quarter of last year to the third quarter exit rate of this year. Strong refinery utilization rates at Delek US Holdings continue to benefit the surrounding DKL midstream footprint."
Mr. Soreq continued, “In October, DKL amended the Credit Agreement thereby increasing liquidity and improving the maturity profile of the Company. Finally, the Board approved the 39th consecutive increase in the quarterly distribution to $0.99 per unit. This reflects a strong commitment to returning cash to unitholders and demonstrates the strength and stability of the underlying asset base."
Distribution and Liquidity
On October 25, 2022, Delek Logistics declared a quarterly cash distribution of $0.99 per common limited partner unit for the third quarter 2022, which equates to $3.96 per common limited partner unit on an annualized basis. This distribution will be paid on November 10, 2022 to unitholders of record on November 4, 2022. This represents a 0.5% increase from the second quarter 2022 distribution of 0.985 per common limited partner unit, or $3.94 per common limited partner unit on an annualized basis, and a 4.2% increase over Delek Logistics’ third quarter 2021 distribution of 0.95 per common limited partner unit, or $3.80 per common limited partner unit annualized. For the third quarter 2022, the total cash distribution declared to all partners was approximately $43.1 million, resulting in a distributable cash flow coverage ratio, as adjusted(1) of 1.62x.
As of September 30, 2022, Delek Logistics had total debt of approximately $1.45 billion and cash of $14.9 million. Additional borrowing capacity, subject to certain covenants, under the $1.0 billion credit facility was $193.1 million. The total leverage ratio as of September 30, 2022 of approximately 4.35x was well within the requirements of the maximum allowable leverage ratio under the credit facility.
On October 13, 2022, Delek Logistics entered into a fourth amended and restated senior secured revolving credit agreement with Fifth Third, National Association as administrative agent and a syndicate of lenders (the “Amended and Restated Delek Logistics Credit Facility”). The Amended and Restated Delek Logistics Credit Facility, among other things, (i) increased total aggregate commitments to $1.2 billion, comprised of (A) senior secured revolving commitments of $900.0 million in aggregate with an extended maturity date of October 13, 2027, and (B) a new senior secured term loan facility for a term loan in the original principal amount of $300.0 million which was drawn in full on October 13, 2022, with a maturity date of October 13, 2024.
Consolidated Operating Results
Contribution margin in the third quarter 2022 increased to $90.4 million compared to $66.9 million in the third quarter 2021, primarily as a result of an increase in refinery utilization rates at Delek US and incremental contribution margin attributable to the acquisition of 3 Bear Delaware - NM, LLC (the "3 Bear Acquisition") that closed on June 1, 2022. Third quarter 2022 EBITDA of $89.0 million benefited from the increased contribution margin as well as continued strong throughput on joint venture pipelines, offset by $4.2 million of transaction costs associated with the 3 Bear Acquisition, as compared to EBITDA of $69.9 million in the third quarter 2021. Net income attributable to all partners for the third quarter 2022 of $44.7 million reflected an increase of $1.1 million compared to the third quarter 2021, due primarily to an increase of $23.5 million in contribution margin, partially offset by incremental costs related to 3 Bear.
(1) Represents distributable cash flows adjusted to exclude transaction costs associated with the 3 Bear Acquisition. See further discussion of this measure in the discussion of Non-GAAP Disclosures.

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Pipelines and Transportation Segment
Contribution margin in the third quarter 2022 was $54.0 million compared to $47.4 million in the third quarter 2021. The increase was primarily driven from strong refinery utilization rates at Delek US and annual tariff escalations on our pipelines.
Wholesale Marketing and Terminalling Segment
During the third quarter 2022, contribution margin was $18.3 million compared to $19.6 million in the third quarter 2021. The decrease was primarily driven by lower margins resulting from higher operating costs.
3 Bear Operations Segment
During the third quarter 2022, incremental contribution margin of $22.8 million favorably impacted our results. Contribution margin in the 3 Bear Operations Segment is largely driven by production volumes and gathering activities during the quarter. These are a function of both producer activities as well as the Company's capacity, subject to the dedicated acreage agreements and the portions of acreage which have been developed, the extent to which connection points and interconnects have been brought on-line, and the extent to which maintenance or other planned or unplanned operational disruptions may occur.
Investments in Pipeline Joint Ventures Segment
During the third quarter 2022, income from equity method investments was $8.6 million compared to $7.3 million in the third quarter 2021, primarily driven by increased volumes at both Caddo and Red River joint ventures.
Third Quarter 2022 Results | Conference Call Information
Delek Logistics will hold a conference call to discuss its third quarter 2022 results on Monday, November 7, 2022 at 8:30 a.m. Central Time. Investors will have the opportunity to listen to the conference call live by going to www.DelekLogistics.com. Participants are encouraged to register at least 15 minutes early to download and install any necessary software. An archived version of the replay will also be available at www.DelekLogistics.com for 90 days.
Investors may also wish to listen to Delek US Holdings, Inc.'s (NYSE: DK) ("Delek US") third quarter 2022 earnings conference call on Monday, November 7, 2022 at 9:30 a.m. Central Time and review Delek US’ earnings press release. Market trends and information disclosed by Delek US may be relevant to Delek Logistics, as it is a consolidated subsidiary of Delek US. Investors can find information related to Delek US and the timing of its earnings release online by going to www.DelekUS.com.
About Delek Logistics Partners, LP
Delek Logistics is a midstream energy master limited partnership headquartered in Brentwood, Tennessee. Through its owned assets and joint ventures located primarily in and around the Permian Basin, the Delaware Basin and other select areas in the Gulf Coast region. Delek Logistics provides gathering, pipeline and other transportation services primarily for crude oil and natural gas customers, storage, wholesale marketing and terminalling services primarily for intermediate and refined product customers, and water disposal and recycling services. Delek US owns the general partner interest as well as a majority limited partner interest in Delek Logistics, and is also a significant customer.
Safe Harbor Provisions Regarding Forward-Looking Statements
This press release contains forward-looking statements that are based upon current expectations and involve a number of risks and uncertainties. Statements concerning current estimates, expectations and projections about future results, performance, prospects, opportunities, plans, actions and events and other statements, concerns, or matters that are not historical facts are “forward-looking statements,” as that term is defined under the federal securities laws. These statements contain words such as “possible,” “believe,” “should,” “could,” “would,” “predict,” “plan,” “estimate,” “intend,” “may,” “anticipate,” “will,” “if,” “expect” or similar expressions, as well as statements in the future tense, and can be impacted by numerous factors, including the fact that a substantial majority of Delek Logistics' contribution margin is derived from Delek US, thereby subjecting us to Delek US' business risks; risks relating to the securities markets generally; risks and costs relating to the age and operational hazards of our assets including, without limitation, costs, penalties, regulatory or legal actions and other effects related to releases, spills and other hazards inherent in transporting and storing crude oil and intermediate and finished petroleum products; the impact of adverse market conditions affecting the utilization of Delek Logistics' assets and business performance, including margins generated by its wholesale fuel business; risks and uncertainties related to the integration of the 3 Bear business following the recent acquisition; risks and uncertainties related to the Covid-19 pandemic; uncertainties regarding future decisions by OPEC regarding production and pricing disputes between OPEC members and Russia; an inability of Delek US to grow as expected as it relates to our potential future growth opportunities, including dropdowns, and other potential benefits; scheduled turnaround activity; the results of our investments in joint ventures; adverse changes in laws including with respect to tax and regulatory matters; and other risks as disclosed in our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other reports and filings with the United States Securities and Exchange Commission. Forward-looking statements include, but are not limited to, statements regarding future growth at Delek Logistics; distributions and the amounts and timing thereof; potential dropdown inventory; projected benefits of the 3 Bear acquisition; expected earnings or returns from joint ventures or other acquisitions; expansion projects; ability to create long-term value for our unit holders; financial flexibility and borrowing capacity; and distribution growth of 5% or at all. Forward-looking statements should not be read as a guarantee of future performance or results and will not be accurate indications of the times at, or by, which such performance or results will be achieved.  Forward-looking information is based on information available at the time and/or management's good faith belief with respect to future events, and is subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in the statements.  Delek Logistics undertakes no obligation to update or revise any such forward-looking statements to reflect events or circumstances that occur, or which Delek Logistics becomes aware of, after the date hereof, except as required by applicable law or regulation

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Non-GAAP Disclosures:
Our management uses certain "non-GAAP" operational measures to evaluate our operating segment performance and non-GAAP financial measures to evaluate past performance and prospects for the future to supplement our GAAP financial information presented in accordance with U.S. GAAP. These financial and operational non-GAAP measures are important factors in assessing our operating results and profitability and include:
•Earnings before interest, taxes, depreciation and amortization ("EBITDA") - calculated as net income before net interest expense, income tax expense, depreciation and amortization expense, including amortization of customer contract intangible assets, which is included as a component of net revenues in our accompanying condensed consolidated statements of income.
•Distributable cash flow - calculated as net cash flow from operating activities plus or minus changes in assets and liabilities, less maintenance capital expenditures net of reimbursements and other adjustments not expected to settle in cash. Delek Logistics believes this is an appropriate reflection of a liquidity measure by which users of its financial statements can assess its ability to generate cash.
•Distributable cash flow, as adjusted for transaction costs, or Distributable cash flow, as adjusted(FN)) - distributable cash flow adjusted to exclude significant, infrequently occurring transaction costs.
Our EBITDA and distributable cash flow measures are non GAAP supplemental financial measures that management and external users of our condensed consolidated financial statements, such as industry analysts, investors, lenders and rating agencies, may use to assess:
•Delek Logistics' operating performance as compared to other publicly traded partnerships in the midstream energy industry, without regard to historical cost basis or, in the case of EBITDA, financing methods;
•the ability of our assets to generate sufficient cash flow to make distributions to our unitholders on a current and on-going basis;
•Delek Logistics' ability to incur and service debt and fund capital expenditures; and
•the viability of acquisitions and other capital expenditure projects and the returns on investment of various investment opportunities.
We believe that the presentation of EBITDA and distributable cash flow measures provide information useful to investors in assessing our financial condition and results of operations and assists in evaluating our ongoing operating performance for current and comparative periods. EBITDA and distributable cash flow should not be considered alternatives to net income, operating income, cash flow from operating activities or any other measure of financial performance or liquidity presented in accordance with U.S. GAAP. EBITDA and distributable cash flow have important limitations as analytical tools because they exclude some, but not all, items that affect net income and net cash provided by operating activities. Additionally, because EBITDA and distributable cash flow may be defined differently by other partnerships in our industry, our definitions of EBITDA and distributable cash flow may not be comparable to similarly titled measures of other partnerships, thereby diminishing their utility. For a reconciliation of EBITDA and distributable cash flow to their most directly comparable financial measures calculated and presented in accordance with U.S. GAAP, please refer to "Results of Operations" below. See the accompanying tables in this earnings release for a reconciliation of these non-GAAP measures to the most directly comparable GAAP measures.

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Delek Logistics Partners, LP
Condensed Consolidated Balance Sheets (Unaudited)
(In thousands, except unit and per unit data)
	September 30, 2022	December 31, 2021
ASSETS
Current assets:
Cash and cash equivalents	$14,945	$4,292
Accounts receivable	53,351	15,384
Inventory	2,490	2,406
Other current assets	2,424	951
Total current assets	73,210	23,033
Property, plant and equipment:
Property, plant and equipment	1,178,334	715,870
Less: accumulated depreciation	(302,734)	(266,482)
Property, plant and equipment, net	875,600	449,388
Equity method investments	248,005	250,030
Customer relationship intangible, net	203,966	—
Marketing contract intangible, net	111,169	116,577
Rights-of-way	55,230	37,280
Goodwill	26,609	12,203
Operating lease right-of-use assets	24,329	20,933
Other non-current assets	20,122	25,627
Total assets	$1,638,240	$935,071

LIABILITIES AND DEFICIT
Current liabilities:
Accounts payable	$53,053	$8,160
Accounts payable to related parties	173,170	64,423
Interest payable	18,012	5,024
Excise and other taxes payable	6,759	5,280
Current portion of operating lease liabilities	7,775	6,811
Accrued expenses and other current liabilities	7,189	7,117
Total current liabilities	265,958	96,815
Non-current liabilities:
Long-term debt	1,448,772	898,970
Asset retirement obligations	9,152	6,476
Operating lease liabilities, net of current portion	11,798	14,071
Other non-current liabilities	16,817	22,731
Total non-current liabilities	1,486,539	942,248
Total liabilities	1,752,497	1,039,063
Equity (Deficit):
Common unitholders - public; 9,180,901 units issued and outstanding at September 30, 2022 (8,774,053 at December 31, 2021)	168,911	166,067
Common unitholders - Delek Holdings; 34,311,278 units issued and outstanding at September 30, 2022 (34,696,800 at December 31, 2021)	(283,168)	(270,059)
Total deficit	(114,257)	(103,992)
Total liabilities and deficit	$1,638,240	$935,071

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Delek Logistics Partners, LP
Condensed Consolidated Statements of Income (Unaudited)
(In thousands, except unit and per unit data)	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Net revenues:
Affiliate	$127,150	$123,519	$375,270	$308,435
Third-party	166,875	66,108	392,086	202,583
Net revenues	294,025	189,627	767,356	511,018
Cost of sales:
Cost of materials and other	177,740	105,129	480,295	274,995
Operating expenses (excluding depreciation and amortization presented below)	25,065	17,073	62,892	46,286
Depreciation and amortization	19,067	9,666	41,876	29,393
Total cost of sales	221,872	131,868	585,063	350,674
Operating expenses related to wholesale business (excluding depreciation and amortization presented below)	836	515	2,105	1,741
General and administrative expenses	11,959	5,898	30,826	15,933
Depreciation and amortization	473	490	1,421	1,469
Other operating (income) expense, net	(132)	273	(120)	54
Total operating costs and expenses	235,008	139,044	619,295	369,871
Operating income	59,017	50,583	148,061	141,147
Interest expense, net	22,559	14,529	53,621	35,924
Income from equity method investments	(8,567)	(7,261)	(22,666)	(17,952)
Other income, net	(36)	(115)	(39)	(118)
Total non-operating expenses, net	13,956	7,153	30,916	17,854
Income before income tax expense (benefit)	45,061	43,430	117,145	123,293
Income tax expense (benefit)	387	(194)	793	156
Net income attributable to partners	$44,674	$43,624	$116,352	$123,137
Comprehensive income attributable to partners	$44,674	$43,624	$116,352	$123,137

Net income per limited partner unit:
Basic	$1.03	$1.00	$2.68	$2.83
Diluted	$1.03	$1.00	$2.67	$2.83
Weighted average limited partner units outstanding:
Basic	43,485,779	43,454,535	43,477,801	43,447,739
Diluted	43,515,960	43,468,289	43,499,837	43,457,857
Cash distribution per common limited partner unit	$0.990	$0.950	$2.955	$3.800

Delek Logistics Partners, LP
Condensed Consolidated Statements of Cash Flows (Unaudited) (In thousands)	Nine Months Ended September 30,
	2022	2021
Cash flows from operating activities
Net cash provided by operating activities	$297,482	$222,276
Cash flows from investing activities
Net cash used in investing activities	(705,087)	(7,971)
Cash flows from financing activities
Net cash provided by (used) in financing activities	418,258	(213,684)
Net increase in cash and cash equivalents	10,653	621
Cash and cash equivalents at the beginning of the period	4,292	4,243
Cash and cash equivalents at the end of the period	$14,945	$4,864

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Delek Logistics Partners, LP
Reconciliation of Amounts Reported Under U.S. GAAP
(In thousands)
	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Reconciliation of Net Income to EBITDA:
Net income	$44,674	$43,624	$116,352	$123,137
Add:
Income tax expense (benefit)	387	(194)	793	156
Depreciation and amortization	19,540	10,156	43,297	30,862
Amortization of marketing contract intangible asset	1,802	1,802	5,408	5,408
Interest expense, net	22,559	14,529	53,621	35,924
EBITDA	$88,962	$69,917	$219,471	$195,487

Reconciliation of net cash from operating activities to distributable cash flow:
Net cash provided by operating activities	$164,425	$74,752	$297,482	$222,276
Changes in assets and liabilities	(94,450)	(16,256)	(115,358)	(56,898)
Non-cash lease expense	(2,100)	(2,460)	(13,584)	(6,967)
Distributions from equity method investments in investing activities	—	845	1,737	6,245
Maintenance and regulatory capital expenditures not distributable	(2,143)	(850)	(3,183)	(3,712)
Reimbursement from Delek for capital expenditures	19	11	5	1,588
Accretion of asset retirement obligations	(168)	(116)	(415)	(346)
Deferred income taxes	(76)	(138)	(76)	(203)
Gain (loss) on sale of assets	132	(273)	120	(54)
Distributable Cash Flow	$65,639	$55,515	$166,728	$161,929
Transaction costs	4,211	—	10,604
Distributable Cash Flow, as adjusted (1)	$69,850	$55,515	$177,332	$161,929
(1) Distributable cash flow adjusted to exclude transaction costs associated with the 3 Bear Acquisition.

Delek Logistics Partners, LP
Distributable Coverage Ratio Calculation
(In thousands)
	Three Months Ended September 30,		Nine Months Ended September 30,
Distributions to partners of Delek Logistics, LP	2022	2021	2022	2021
Limited partners' distribution on common units	$43,057	$41,286	$128,493	$122,100
General partner's distributions	—	—	—	—
General partner's incentive distribution rights	—	—	—	—
Total distributions to be paid	$43,057	$41,286	$128,493	$122,100

Distributable cash flow	$65,639	$55,515	$166,728	$161,929
Distributable cash flow coverage ratio (1)	1.52x	1.34x	1.30x	1.33x
Distributable cash flow, as adjusted (2)	69,850	55,515	177,332	161,929
Distributable cash flow coverage ratio, as adjusted (3)	1.62x	1.34x	1.38x	1.33x
(1) Distributable cash flow coverage ratio is calculated by dividing distributable cash flow by distributions to be paid in each respective period.
(2) Distributable cash flow adjusted to exclude transaction costs associated with the 3 Bear Acquisition.
(3) Distributable cash flow coverage ratio, as adjusted is calculated by dividing distributable cash flow, as adjusted for transaction costs by distributions to be paid in each respective period.

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Delek Logistics Partners, LP
Segment Data (unaudited)	Three Months Ended September 30,		Nine Months Ended September 30,
(In thousands)	2022	2021	2022	2021
Pipelines and Transportation
Net revenues:
Affiliate	$79,395	$70,879	$225,711	$199,591
Third party	5,883	5,323	15,978	12,021
Total pipelines and transportation	85,278	76,202	241,689	211,612
Cost of materials and other	20,004	15,170	58,272	42,595
Operating expenses (excluding depreciation and amortization presented below)	11,292	13,680	37,789	34,710
Segment contribution margin	$53,982	$47,352	$145,628	$134,307
Depreciation and amortization	$7,847	$8,056	$23,668	$24,918
Capital spending	$21,151	$2,570	$50,793	$9,946
Wholesale Marketing and Terminalling
Net revenues:
Affiliates (1)	$45,162	$52,640	$144,004	$108,844
Third party	102,703	60,785	300,177	190,562
Total wholesale marketing and terminalling	147,865	113,425	444,181	299,406
Cost of materials and other	122,614	89,959	373,126	232,400
Operating expenses (excluding depreciation and amortization presented below)	6,952	3,908	17,397	13,317
Segment contribution margin	$18,299	$19,558	$53,658	$53,689
Depreciation and amortization	$2,640	$2,100	$7,641	$5,944
Capital spending	$278	$1,566	$1,337	$4,580
3 Bear Operations
Net revenues:
Affiliate	$2,593	$—	$5,555	$—
Third party	58,289	—	75,931	—
Total 3 Bear	60,882	—	81,486	—
Cost of materials and other	35,122	—	48,897	—
Operating expenses (excluding depreciation and amortization presented below)	7,657	—	9,811	—
Segment contribution margin	$18,103	$—	$22,778	$—
Depreciation and amortization	$9,053	$—	$11,988	$—
Capital spending	$10,531	$—	$15,642	$—
Investments in Pipeline Joint Ventures
Income from equity method investments	$8,567	$7,261	$22,666	$17,952
Equity method investments contributions	$—	$—	$—	$(1,393)
Consolidated
Net revenues:
Affiliates	$127,150	$123,519	$375,270	$308,435
Third party	166,875	66,108	392,086	202,583
Total consolidated	294,025	189,627	767,356	511,018
Cost of materials and other	177,740	105,129	480,295	274,995
Operating expenses (excluding depreciation and amortization presented below)	25,901	17,588	64,997	48,027
Contribution margin	90,384	66,910	222,064	187,996
General and administrative expenses	11,959	5,898	30,826	15,933
Depreciation and amortization	19,540	10,156	43,297	30,862
Other operating (income) expense, net	(132)	273	(120)	54
Operating income	$59,017	$50,583	$148,061	$141,147
Capital spending	$31,960	$4,136	$67,772	$14,526
(1) Affiliate revenue for the wholesale marketing and terminalling segment is presented net of amortization expense pertaining to the Marketing Contract Intangible Acquisition.

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Delek Logistics Partners, LP
Segment Capital Spending (1)
(In thousands)
	Three Months Ended September 30,		Nine Months Ended September 30,
Pipelines and Transportation	2022	2021	2022	2021
Maintenance capital spending	$720	$215	$2,316	$1,141
Discretionary capital spending	20,431	2,355	48,477	8,805
Segment capital spending	$21,151	$2,570	50,793	9,946
Wholesale Marketing and Terminalling
Maintenance capital spending	$—	$674	907	1,394
Discretionary capital spending	278	892	430	3,186
Segment capital spending	$278	$1,566	1,337	4,580
3 Bear Operations
Maintenance capital spending	$169	$—	$753	$—
Discretionary capital spending	10,362	—	14,889	—
Segment capital spending	$10,531	$—	$15,642	$—
Consolidated
Maintenance capital spending	$889	$889	$3,976	$2,535
Discretionary capital spending	31,071	3,247	63,796	11,991
Total capital spending	$31,960	$4,136	$67,772	$14,526
(1) There were no capital contributions to equity method investments for the nine months ended September 30, 2022.

Delek Logistics Partners, LP
Segment Data (Unaudited)
	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Pipelines and Transportation Segment:
Throughputs (average bpd)
El Dorado Assets:
Crude pipelines (non-gathered)	87,653	81,929	81,795	60,344
Refined products pipelines to Enterprise Systems	65,761	62,263	63,391	42,733
El Dorado Gathering System	14,354	14,086	16,150	14,056
East Texas Crude Logistics System	23,960	18,644	20,015	24,045
Permian Gathering System (1)	121,304	84,325	107,699	79,251
Plains Connection System	184,254	131,571	166,864	120,905
Trucking Assets	15,763	11,450	13,606	10,655

Wholesale Marketing and Terminalling Segment:
East Texas - Tyler Refinery sales volumes (average bpd) (2)	65,396	71,847	66,473	72,791
Big Spring marketing throughputs (average bpd)	74,238	81,880	76,135	76,680
West Texas marketing throughputs (average bpd)	10,082	10,560	10,023	10,033
West Texas gross margin per barrel	$4.23	$3.33	$3.84	$3.64
Terminalling throughputs (average bpd) (3)	142,003	144,355	138,558	142,959
(1) Formerly known as the Big Spring Gathering System. Excludes volumes that are being temporarily transported via trucks while connectors are under construction.
(2) Excludes jet fuel and petroleum coke.
(3) Consists of terminalling throughputs at our Tyler, Big Spring, Big Sandy and Mount Pleasant, Texas, El Dorado and North Little Rock, Arkansas and Memphis and Nashville, Tennessee terminals.

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3 Bear Operations Segment:	Three Months Ended September 30, 2022	Period from June 1 through September 30, 2022

Natural Gas Gathering and Processing (Mcfd(1))	64,429	115,721
Crude Oil Gathering (bpd(2))	86,483	164,891
Water Disposal and Recycling (bpd(2))	69,411	125,127
(1) Mcfd - average thousand cubic feet per day.
(2) bpd - average barrels per day.

Investor/Media Relations Contacts:
Blake Fernandez, Senior Vice President of Investor Relations and Market Intelligence, 615-224-1312
Media/Public Affairs Contact:
Michael P. Ralsky, Vice President - Public Affairs & ESG, 615-435-1407
Information about Delek Logistics Partners, LP can be found on its website (www.deleklogistics.com), investor relations webpage (ir.deleklogistics.com), news webpage (www.deleklogistics.com/news) and its Twitter account (@DelekLogistics).

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